DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                                 DESIGNATION OF
                           SERIES A PREFERRED STOCK


         1.     The name of the corporation is Dynamic
Healthcare Technologies, Inc. (the "Corporation").

        2.     The resolution determining the Series A
Preferred Stock is as follows:

         NOW, THEREFORE BE IT RESOLVED: that the Corporation
be, and it hereby is authorized to issue Four Million Five
Hundred Thirty-Five Thousand One Hundred Eighteen
(4,535,118)
shares of Series A Preferred Stock, $.01 par value ("Series
A Preferred Stock") which shall have the following attributes:

          (1) Rank. The Series A Preferred Stock shall, with respect to dividend rights and voluntary or involuntary liquidation, winding-up, dissolution, merger and combination, rank prior to all classes of Common Stock (all equity securities of the Corporation to which the Series A
Preferred Stock ranks prior, including the Common Stock, whether with respect to dividends or upon voluntary or involuntary liquidation, dissolution, winding-up, merger, combination or otherwise, are collectively referred to herein as the "Junior Securities"; all equity securities of the Corporation with which the Series A Preferred Stock rank on a parity, whether with respect to dividends or upon voluntary or involuntary liquidation, dissolution, winding-up, merger, combination or otherwise, are collectively referred to herein as the "Parity
Securities"; and all equity securities as to which the Series A Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up, merger, combination or otherwise, are collectively referred to as the "Senior Securities").

          (2) Dividends. The holders of record of any outstanding shares of Series A Preferred Stock shall be entitled to cumulative dividends at the rate per share of nine (9%) percent per annum of Liquidation Preference (as hereinafter defined) payable quarterly, on March 31, June 30, September 30 and December 31 of each year, provided that if on any such day banks in the City of New York are authorized or required to close, dividends otherwise payable on such day will be payable on the next day that banks in the City of New
York are not authorized or required to be closed. All dividends that have accrued on the Series A Preferred Stock and are unpaid shall be paid at the time of the conversion of the Series A Preferred Stock pursuant to Section 4 hereof.

          The dividends on the shares of Series A Preferred
Stock will accrue and be cumulative from the date of first issuance. The amount of dividends payable on each share of Series A Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial

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dividend period and for any period shorter than a full
quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months.

          Holders of Shares of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends (including accrued dividends, if any) on shares of Series A Preferred Stock. No interest or sum of money in lieu of interest will be payable in respect of any dividend or payments which may be in arrears.

      The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire shares of Common Stock or of any other stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all accrued and unpaid dividends on the Series A Preferred Stock for all prior dividend periods have been or contemporaneously are declared and paid and the full quarterly dividend on the Series A Preferred Stock for the current dividend period has been or contemporaneously is declared and set apart for payment.

          Whenever all accrued dividends on the Series A Preferred Stock are not paid in full, the Corporation may not declare or pay dividends or make any distribution of assets on any other stock of the Corporation ranking on a parity with the Series A Preferred Stock as to the payment of dividends unless (i) all accrued and unpaid dividends on the Series A Preferred Stock for all prior dividend periods are contemporaneously declared and paid, or (ii) all dividends declared and paid or set apart for payment or other distributions made per share on the Series A Preferred Stock and such other parity stock of the Corporation are declared and paid or set apart for payment or made pro rata so that the amount of dividends declared and paid or set apart for payment or other distributions made per share on the Series A Preferred Stock will bear the same ratio that accrued and unpaid dividends per share on the Series A Preferred Stock will, and such other stock of the Corporation, bear to each other.

          Whenever all accrued dividends on the Series A
Preferred Stock are not paid in full, the Corporation may not redeem, purchase or otherwise acquire other stock of the Corporation ranking on a parity with the Series A Preferred
Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up unless
(i) all outstanding shares of the Series A Preferred Stock are contemporaneously redeemed, or (ii) a pro rata redemption is made of shares of Series A Preferred Stock and such other stock of the Corporation with the amount allocable to each series of such stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and the shares of each series being redeemed only on a pro rata basis.

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          (3)  Liquidation Rights.  Upon the liquidation,
dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A
Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution a liquidation distribution in cash in an amount equal to $1.00 per share plus accrued and unpaid dividends thereon to the date of such distribution, before any payment may be made to the holders of Common Stock or any other securities of the Corporation ranking junior to the Series A Preferred Stock as to the distribution of assets upon liquidation. No such payment on account of a liquidation, dissolution or winding up of the Corporation may be made to the holders of any class or series of stock of the Corporation ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets upon liquidation unless the holders of the Series
A Preferred Stock receive the distributive amounts ratably in accordance with the full distributive amounts which they and the holders of such parity stock are respectively entitled to receive upon such preferential distribution.

          Neither the sale of all or substantially all of the assets of the Corporation, not the merger or consolidation of the Corporation into or with any other entity would be deemed to be a liquidation, dissolution or winding up of the Corporation. After the payment to the holders of the Series A Preferred Stock of the full preferential amounts provided for above, the holders of the Series A Preferred Stock as such will have no right or claim to any of the remaining assets of the Corporation.

          (4) Conversion Rights. The holders of shares of Series A Preferred Stock have the right at their option to convert such shares into shares of Common Stock of the Corporation at any time until June 30, 2000 at a conversion price subject to adjustment under certain conditions of $1.25 per Share. The value of each share of Series A Preferred Stock for conversion purposes is $1.00 and each share would therefore be convertible into one share of Common Stock upon payment of additional consideration of $0.25. If any shares of Series A Preferred Stock are called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the business day next preceding the redemption date. The Corporation shall make no payment or adjustment on account of any dividends accrued and unpaid on any shares of Series A Preferred Stock surrendered for conversion. Holders who convert their shares of Series A Preferred Stock after the record date for a dividend and before the payment date for such dividend will be entitled to the dividend as if they held their shares on the record date. No fractional shares will be issued upon conversion and, in lieu of any fractional share, an adjustment in cash will be made based on the then current market price of the Common Stock.

                  A request for conversion shall be
effectuated by surrendering the certificate representing the Series A Preferred Stock to be converted to the Corporation with a form of conversion notice to be provided by the Corporation executed by the holder and, if required by the Corporation, accompanied by proper assignment thereof in

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blank and signature guaranties.  The date on which the
notice of conversion is given, shall be deemed to be the date on which the Series A Preferred Stock certificate, with the conversion notice duly executed, is delivered to the Corporation, or, if earlier, on the date set forth in such notice of conversion if the Series A Preferred Stock certificate is received by the Corporation within five (5) days thereafter.

                 In case of any capital reorganization or of any reclassification of the Common Stock of the Corporation or in case of the consolidation of the Corporation with or the merger of the Corporation into any other corporation or of the sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each share of Series A Preferred Stock shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be convertible into the number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the Common Stock issuable (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) upon conversion of such share of Series A Preferred
Stock would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock. The subdivision or combination of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Corporation for the purposes of this provision.

          (5)  Redemption.  The shares of the Series A
Preferred Stock are not subject to redemption on or prior to June 30, 1998. After June 30, 1998, the Series A Preferred Stock is redeemable in whole or in part, at any time at the option of the Corporation, at the following redemption prices: (i) if redeemed during the first 12-month period - $1.10 per share, and (ii) $1.00 per share thereafter, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for redemption.

                 If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will redeem such shares on a pro rata basis.
There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

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     Notice of redemption will be mailed at least
thirty (30) days but not more than sixty (60) days before the redemption date to each holder of record of shares of Series A Preferred Stock to be redeemed at the address shown on the books of the Corporation. On and after the redemption date dividends will cease to accrue on shares of Series A Preferred Stock called for redemption and all rights of the holders of such shares, including conversion rights, shall terminate except the right to receive the redemption price.

          (6) Voting Rights. The holders of shares of the Series A Preferred Stock are not entitled to any voting rights except as required by law or as described below. In the event quarterly dividends are in arrears the holder of shares of the Series A Preferred Stock shall have the same voting rights as if such shares of Series A Preferred Stock had been converted into shares of Common Stock.

          (7) Status of Converted Stock. In case any shares of Preferred Stock shall be converted pursuant hereto, the shares so redeemed shall resume the status of authorized but unissued shares of Preferred Stock.

     3. The foregoing resolution was duly adopted by the Board of Directors of the Corporation on June 13, 1995.

    4. Such resolution was signed by the President and Secretary of the Corporation.



                          DYNAMIC TECHNOLOGIES, INC.,
                          a Nebraska corporation




                           By: /S/MITCHEL J. LASKEY
                               Mitchel J. Laskey, President



                           By: /S/DAVID M. POMERANCE
                               David M. Pomerance, Secretary